CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DOUBLOON CORP.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Doubloon Corp., a Delaware corporation, hereby certifies as follows:

1.           The name of the corporation (hereinafter called the “Corporation”) is Doubloon Corp. The date of filing of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was June 16, 2006.

2.           The definitions of each of “Business Combination” and “Target Business” shall be amended by deleting the phrase “or other related industries” and replacing it with “or any other industry,” such that the definition shall read as follows:

“For purposes hereof, a “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, stock purchase, asset acquisition or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses in the financial services industry or any other industry (together, the “Target Business”) having, collectively, a fair market value of at least 80% of the Corporation’s net assets at the time of such acquisition (excluding deferred underwriting discounts and commissions);”

and the entirety of the first paragraph of ARTICLE SIXTH of the Certificate of Incorporation, as amended, shall read as follows:

“SIXTH: Paragraphs A through F set forth below shall apply during the period commencing upon the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), covering the offer and sale of units to the public (the “IPO”), and terminating upon the consummation of a Business Combination (the “Target Business Acquisition Period”), and shall not be amended during such Target Business Acquisition Period without the affirmative vote or consent of the holders of 95% of the Corporation’s outstanding common stock. For purposes hereof, a “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, stock purchase, asset acquisition or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses in the financial services industry or any other industry (together, the “Target Business”) having, collectively, a fair market value of at least 80% of the Corporation’s net assets at the time of such acquisition (excluding deferred underwriting discounts and commissions); provided, however, that any acquisition of multiple operating businesses shall occur contemporaneously with one another.”

3.           The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed this 7th day of July, 2006.

DOUBLOON CORP.

By:  /s/ Thomas R. Hudson Jr.
Thomas R. Hudson Jr.
Chief Executive Officer